Contact:
Michael Ostrach
Vice President and Chief Business Officer
510-665-7257
mostrach@dynavax.com

DYNAVAX ANNOUNCES FDA ADVISORY COMMITTEE MEETING OUTCOME

FOR HEPLISAVTM

BERKELEY, CA - November 15, 2012 - Dynavax Technologies Corporation (NASDAQ: DVAX) today announced that the U.S. Food and Drug Administration (FDA) Vaccines and Related Biological Products Advisory Committee (Committee) voted 13 to one that HEPLISAV data adequately demonstrated immunogenicity. Additionally, the Committee voted eight to five with one abstention that there was insufficient data to adequately support the safety of HEPLISAV.

Now that Dynavax has received the Committee's input and vote, the Company will continue working with the FDA as it completes its review of the HEPLISAV application. The scheduled Prescription Drug User Fee Act (PDUFA) date for HEPLISAV is February 24, 2013.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine for which U.S. and European licensure applications have been accepted for review by the FDA and the EMA. The PDUFA date for completion of the FDA review of the HEPLISAV Biologic License Application (BLA) is February 24, 2013. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. Dynavax's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release may contain "forward-looking" statements. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and review and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays; whether our studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether the BLA and the European licensure application will be approved; our ability to obtain additional financing to support the development and commercialization of HEPLISAV and our other operations; our ability to successfully transition to a commercial operation and execute on our commercial strategy; possible claims against us, including enjoining sales of HEPLISAV, based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

# # #